COMPENSATION AND FEES TO THE MANAGER AND AFFILIATES

The following sets forth the types and estimates of the amounts of all fees, compensation, income, distributions and other payments that the Manager and its Affiliates will or may receive in connection with the business and operations of each Series and the Local Partnerships in which such Series invests. SUCH FEES, COMPENSATION, INCOME, DISTRIBUTIONS AND OTHER PAYMENTS WERE NOT DETERMINED BY ARM'S-LENGTH BARGAINING. See "Conflicts of Interest."

Form of Compensation	Entity or Entities Receiving Compensation or Reimbursement	Method of Determination and Estimated Dollar Amount
	OFFERING STAGE	
Reimbursement of expenses related to organizing the Trust and the offering and selling of Units	Manager and Affiliates	Up to between 3% and 4% of the aggregate purchase price of all Units (exclusive of interest) depending upon the number of Units sold: $196,000 (4%) based on 5,000 Units, and $4,410,000 (3%) if the maximum amount of Units is sold. See note (6) in "Estimated Use of Proceeds."
	ACQUISITION STAGE	
Fees for services rendered in connection with the selection and acquisition of Properties for investment by the various Series	Manager and Affiliates	5% of Gross Proceeds: $245,000 based on 5,000 Units, and $7,350,000 if the maximum amount of Units is sold. See notes (8) and (10) in "Estimated Use of Proceeds."
Non-accountable reimbursement of expenses incurred in connection with the selection and acquisition of Properties for investment by the various Series	Manager and Affiliates	2% of Gross Proceeds: $98,800 based on 5,000 Units, and $2,940,000 if the maximum amount of Units is sold. See notes (9) and (10) in "Estimated Use of Proceeds."
	OPERATIONAL STAGE	
A Trust Management Fee payable by the Trust for management services	Manager and Affiliates	An annual amount equal to 0.5% of Invested Assets, which includes the amount of the net proceeds of the offering of the Series invested in Properties plus the mortgage and other debt of the Local Partnerships owning such Properties. Assuming that all Series are fully invested and that the Local Partnerships in which such Series are invested have incurred debt to finance the acquisition of their respective Properties in an amount equal to twice the capital contributed by the Series, then the annual Trust Management Fee would equal up to approximately $55,000 based on 5,000 Units and up to $1,681,000 if the maximum amount of Units is sold. The Trust Management Fee will be payable from operating cash flow of the Trust, Reserves or the proceeds of the sale or refinancing of Properties and will not be subordinated to the return to the investors of their capital contributions to the Trust. Unpaid Trust Management Fees will accrue without interest for payment in future years. See "Profits, Losses and Distributions" and "Summary of the Trust Agreement." The Manager may assign the rights and obligations associated with the management of the affairs of the Trust or any Series to one or more of its Affiliates. The Manager may contract

Form of Compensation	Entity or Entities Receiving Compensation or Reimbursement	Method of Determination and Estimated Dollar Amount
		with other entities, including Affiliates of the Dealer Managers, to perform certain administrative, accounting and other services, in which case the Manager will pay over a portion of the Trust Management Fee to such third-party service providers as discussed in Section 5.2(a)(xxii) of the Trust Agreement.
Reimbursement of (i) the actual costs of goods and materials used for or by the Trust supplied by persons not affiliated with the Manager, (ii) the allocable portion of direct travel, meals, lodging, telephone and other such expenses of employees (*i.e.*, non-controlling persons) of the Manager or its Affiliates for administrative services necessary to the operation of the Trust, and (iii) direct out-of-pocket expenses incurred for legal, accounting, bookkeeping, computer, printing, public relations and other administrative services.	Manager and Affiliates	In the case of goods, materials and services obtained from entities unaffiliated with the Manager, actual costs incurred. In the case of allocable portions of expenses of employees of the Manager or its Affiliates, the lesser of (i) actual costs incurred and (ii) the amount that the Trust would be required to pay an independent third party for comparable services in the same geographic location. Actual amounts cannot be estimated at this time.
Share of cash from operations available for distribution and allocations of Tax Credits, depreciation, profit and losses	Manager	1%. Actual amounts cannot be estimated at this time.
Interest and other financing charges or fees on loans voluntarily made to the Trust or a Series, if any	Manager and Affiliates	An amount not in excess of the interest or other financing charges or fees that would be charged by unrelated lending institutions on comparable loans for the same purpose and the same locality. Actual amounts depend upon whether loans are made, and the circumstances thereof, and cannot be estimated at this time.
Property Management Fees payable by Local Partnerships for the management of Properties	Affiliates of the Manager	An amount not in excess of the lesser of (A) 5% of the annual gross revenues of any Property that is managed by an Affiliate of the Manager, and (B) 90% of the amount of such property management fees ("approved market rate fees") as are approved by HUD or another Governmental Agency in connection with services mandated by HUD or such Governmental Agency, and which would typically be charged by an independent third party rendering comparable services in the same geographic location and that could reasonably be made available to the Local Partnership, provided, however, that in the case of any Property receiving a mortgage subsidy, the amount of such fees shall not be in excess of the greater of the amounts set forth in clauses (A) and (B); or, if so indicated with respect to a Property specified in a supplement to this Prospectus for any Series, such higher amount as would not be in excess of the approved market rate fees. From the amount of the Property Management Fee, Affiliates of the Manager will be required to pay all fees and expenses

Form of Compensation	Entity or Entities Receiving Compensation or Reimbursement	Method of Determination and Estimated Dollar Amount
		incurred in connection with bookkeeping services and fees due to non-related Persons for property management services and all rent-up, leasing, re-leasing and leasing related services fees and bonuses paid to any Person, unless the separate payment of such fees and expenses by the Local Partnership is approved by HUD or a Governmental Agency. It is anticipated that Property Management Fees may be paid to Wilder Richman Management Corporation, a New York corporation and an Affiliate of the Manager. Actual amounts to be received depend upon the results of operations of the Properties, may be limited by government regulation and cannot be estimated at this time. In addition, although they do not currently intend to do so, Affiliates of the Manager may provide insurance brokerage services in con-nection with obtaining insurance on a Property. Any such Person must be independently engaged in the business of providing such services and 75% or more of such Person's insurance brokerage service gross revenue must be derived from services to non-Affiliates, or such Person must otherwise be permitted to provide such services by HUD or a governmental agency. The cost of such services, including the cost of insurance, may be no greater than the lower of (i) the lowest quote obtained from two unaffiliated insurance agencies for comparable coverage and terms or (ii) a fee approved by HUD or other Governmental Agency.
SALE OR REFINANCING STAGE		
Disposition Fees for services actually rendered in connection with the sale of a Property or Local Partnership Interest	Manager and Affiliates	If the Manager or any of its Affiliates provides a substantial amount of the services in the sales effort, a fee equal to 2.5% of the sales price received in connection with the sale or disposition of Properties or Local Partnership Interests, but in no event more than the lesser of (i) one-half of the competitive real estate commission which would be reasonable, customary and competitive in light of the size, type and location of the Property, and (ii) 6% of such sales price less all amounts payable to unaffiliated real estate brokers in connection with such sale. Actual amounts depend upon the sales prices of Properties and cannot be estimated at this time. Payment of Disposition Fees will be subordinated to distribution to investors from Sale or Refinancing Proceeds (generally, the receipts of the Trust attributable to the sale or refinancing of Properties or interests in Local Partnerships minus certain expenses) of a 6% per annum cumulative (non-compounded) return on their Capital Contributions plus the amount of their Capital Contributions, including

Form of Compensation	Entity or Entities Receiving Compensation or Reimbursement	Method of Determination and Estimated Dollar Amount
		in such computation Tax Credits received and taking account of all previous distributions to investors of cash from operations and Sale or Refinancing Proceeds.
Share of Sale or Refinancing Proceeds	Manager	After payment of any current or deferred Trust Management Fees, (A) 1% of all distributions of Sale or Refinancing Proceeds by a Series until investors have received distributions of Sale or Refinancing Proceeds in an aggregate amount equal to (i) a 6% per annum cumulative (non- compounded) return on their Capital Contributions; plus (ii) the amount of their Capital Contributions; plus (B) after payment of Disposition Fees, if any, 1% of all additional distributions of Sale or Refinancing Proceeds by the Series until receipt by investors of a 16% per annum cumulative (non-compounded) return on their Capital Contributions (not including the amount of their Capital Contributions) over a 10-year period commencing on the January 1 following the Final Closing Date of the Series, including in each such computation under clause (A) and this clause (B) all Tax Credits received and taking account of all previous distributions to investors of cash from operations and Sale or Refinancing Proceeds; plus (C) 100% of all additional distributions of Sale or Refinancing Proceeds by the Series until the Manager has received an aggregate amount of distributions pursuant to this clause and the preceding clause equal to 11.1% (1/9) of the aggregate amount of distributions to investors referred to in the preceding clause; plus (D) 10% of all additional distributions of Sale or Refinancing Proceeds by the Series; provided, however, that neither the Manager nor its Affiliates shall receive aggregate distributions from the Sale or Refinancing Proceeds of any Property in excess of 15% of the Sale or Refinancing Proceeds remaining after distributions have been made under clause (A) and after payment of Disposition Fees. See "Profits, Losses and Distributions." Actual amounts cannot be estimated at this time.
Share of cash distributions made by Local Partnerships upon sale or refinancing of Properties	Manager or its Affiliate, to the extent that it serves as special limited partner of a Local Partnership	0.001% of such distributions. The amount of any such distributions cannot be estimated at this time.

In addition to the foregoing, the Manager or its Affiliates may receive fees, expense reimbursement and an equity interest in any Local Partnership whose Local General Partner the Manager removes and replaces with the Manager or an Affiliate. The amounts of

any such fees, reimbursement or interest depend upon the terms of the pertinent Local Partnership Agreement and cannot be determined at this time. In no event, however, will the Manager or any of its Affiliates receive duplicate fees as a result of their acting in the capacity of the Local General Partner. The Manager does not intend to replace any Local General Partner with itself or any of its respective Affiliates, unless the Local General Partner defaults in the performance of its obligations to the Local Partnership and the Manager determines that it would be in the best interest of the applicable Series to replace that Local General Partner with the Manager or an Affiliate.

INVESTMENT OBJECTIVES AND POLICIES

Investment Objectives

The Trust will invest in Local Partnerships, each of which will own and operate a Property that qualifies for Housing Tax Credits, and, in the case of certain Series, a Property that qualifies for Rehabilitation Credits or State Housing Tax Credits. See "Housing Tax Credits." Typically, the Trust's investments will be structured as a 90 to 99% Limited Partnership Interest in the Local Partnerships. References in this Prospectus to investments by the Trust in Properties or acquisitions by the Trust of Properties refer to indirect investments in such Properties made by the Series of the Trust in the Local Partnerships.

The Trust's main investment objectives with respect to any Series, which cannot be changed without the consent of a majority of the Beneficial Owners, are to:

- Generate Tax Credits, which can be used by investors to offset federal income taxes;
- Provide tax benefits in the form of passive losses;
- Distribute net cash, if any, received upon the sale or mortgage refinancing of the Properties; and
- Protect the Trust's investments.

Tax Credits. The Trust will invest principally in Properties that are eligible for Housing Tax Credits, which, subject to various limitations, may be used by investors to offset federal income tax liabilities. Each such Property will generate Housing Tax Credits over a ten-year period, generally beginning in the year that the Property is placed in service. Since each Series will make its investments in Properties over a two-year period, and since a Property may not be placed in service immediately following the Trust's investment, an investor should expect to receive only a small amount of credits in the first year following investment; about half of the full amount of annual credits in the second year; nearly the full amount in the third year; the full amount in years four through ten; nearly the full amount in year eleven; half the full amount in year twelve; and a small amount in year thirteen. For example, an individual investor who, after a phase-in period, anticipates receiving $7,000 in annual credits, should expect to receive less than $500 in credits in the first year following his investment; approximately $3,500 of credits in the second year; almost $7,000 in the third year; $7,000 in years four through ten; nearly $7,000 in year eleven; approximately $3,500 in year twelve; and less than $500 in year thirteen. Housing Tax Credits could be lost, and previously generated credits could be recaptured in part, if Properties are not rented to qualifying individuals throughout a Compliance Period, which generally extends for fifteen years from the date that Housing Tax Credits are first taken on a Property.

Passive Losses. The Trust's investment objectives also include generation of passive losses derived from depreciation and operating costs of the Properties. Generally, Beneficial Owners may use passive losses to offset passive income from rental real estate investments and other passive activities (but not wages, salary, interest or dividends); certain corporate Beneficial Owners may use passive losses to offset other income as well. The amount of passive losses from operations will be based principally upon the amount of Depreciation (generally calculated on a straight-line basis over 27.5 years), mortgage financing (which generally will represent between 50% and 90% of Property cost) and the timing of the placed-in-service dates of the Properties.

Cash Distributions. To the extent that any Series realizes Cash Flow from operations, such cash will either be distributed to Beneficial Owners as Cash Available for Distribution or allocated to Reserves. No operating cash flow from Local Partnerships will be used to make investments in additional Properties (although under certain circumstances the assets of a Series that have been invested in a Property may be re-invested in a substitute Property; see "Unused or Returned Funds" below). The Trust does not expect operating cash distributions to investors to be significant, if any.

It may be feasible under certain favorable market and regulatory conditions to distribute to investors their original investment when some or all of the Properties are sold or refinanced. In order for investors to get back their entire Capital Contribution from the sale or refinancing of Properties, the relevant mortgage debt must be amortized sufficiently and/or the value of the Properties must increase sufficiently to offset offering fees and commissions, organizational expenses and acquisition fees and expenses, currently estimated to approximate 20% of each investor's Capital Contribution, plus Reserves and disposition expenses.

There can be no assurance that any Series will make any cash distributions. If an investor does not receive distributions from cash flow and the sale or refinancing of Properties equal to his original investment, then Tax Credits and other tax benefits would in effect

represent a return of an investor's investment in the Trust. If an investor does not receive any such cash distributions, Tax Credits and other tax benefits will represent the only return of his Capital Contribution and the only return on his investment in the Trust.

Protection of the Trust's Investments. Each of the Trust's investments will have certain features designed to preserve and protect the Trust's invested capital. See "Structure of Investments" below.

Structure of Investments

General. The Manager will supplement or amend this Prospectus with respect to each Series to identify those Local Partnerships and corresponding Properties in which there is then a reasonable probability that the Series will invest and the terms on which it is anticipated that such investments would be made. See "Specified Investments." During the term of the offering of a Series, the Manager will further supplement or amend the Prospectus to describe any Properties that have been substituted for those previously identified, to disclose any material changes in the acquisition terms of previously identified Properties or to disclose any additional acquisitions of Properties. It is not contemplated that the Trust will invest in Local Partnerships established by the Manager or any of its Affiliates; however, if such investment is made for a particular Series, the investment together with its material contractual terms and purchase price will be disclosed in a supplement relating to such Series. Beneficial Owners of different Series will participate in different pools of Local Partnership Interests. The rights and ownership attributes of Beneficial Owners in all Series will be identical in all other respects, except with respect to voting rights and accounting matters applicable to any particular Series. See "Offering and Sale of Units—Issuance of Units in Series."

Each Series will invest in a minimum of three Properties. In determining the Properties in which a Series will invest, the Manager will consider the geographic diversity of the Series' investments, among other factors. The Manager expects that each investment of the Trust will be structured as the acquisition of 90% to 99% of the partnership interests in a Local Partnership under the laws of the state in which the Property is located, with the remaining economic interests being held by one or more Local General Partners and certain limited partners. In the case of Existing Complexes (see "Acquisition of Existing Complexes" below), the Local General Partner is likely to have been the sponsor of the partnership through which the Property is owned, the Trust and any other limited partners being the providers of the capital for the acquisition and ownership of the Property. In the case of Development-Stage Complexes (see "Acquisition of Development-Stage Complexes" below), the Local General Partner is likely to be the developer of the property or the sponsor of the Local Partnership, and the Trust and any other limited partners being individuals or entities who have furnished any initial capital required for the commencement of construction or rehabilitation.

The Manager also anticipates that selected acquisition opportunities may arise that would involve an investment by the Trust in formats other than the acquisition of 90% to 99% of the partnership interests in a Local Partnership owning fee title to its Property. Such formats might include acquisition of low- income housing in condominium form or of a class of limited partnership interests to which certain tax benefits are allocable, or the acquisition of an interest in a Local Partnership that owns fee title to the buildings and improvements constituting the Property and is the ground lessee of the Property. Different investment formats may permit the Trust to take advantage of particular investment opportunities that could not be accommodated through the acquisition of 90% to 99% of the partnership interests in the Local Partnerships.

Local Partnership Interests may be invested in jointly by two or more Series, provided (i) there are no duplicate property management or other fees; (ii) each participating Series has a right of first refusal to buy if the other Series wishes to sell its interest in the joint venture; and (iii) the investment of each participating Series is on substantially the same terms and conditions. See "Conflicts of Interest—Joint Ventures Between Series."

Protection of the Trust's Initial Investment in a Local Partnership. It is anticipated that the Trust will make its capital contributions to each Local Partnership in multiple installments, although the Trust may pay its entire capital contribution to a Local Partnership in full upon its admission as a limited partner of such Local Partnership. To the extent that capital contributions to a Local Partnership are made in multiple installments, such installments are expected to be conditioned upon the occurrence of certain events pertaining to qualifying for Housing Tax Credits and/or to construction or operation of the Property. Such events may include (a) admission of the Trust to the Local Partnership, (b) allocation or reservation by the applicable state agency of Housing Tax Credits, (c) closing of the construction and/or permanent mortgage loan financing, (d) substantial completion of construction or renovation of the Property, (e) determination by the accountants for the Local Partnership of the amount of Housing Tax Credits, and (f) operation of the Property at a breakeven level, specified occupancy level and/or net income level for a specified period of time.

The Local General Partner(s) of each Local Partnership will have a Repurchase Obligation to repurchase the Local Partnership Interest of the Trust if the Local Partnership (to the extent applicable) (i) fails to receive state agency approval in the year that the applicable Property is placed in service, (ii) fails to cause the applicable Property to be placed in service or to achieve certain occupancy levels by a date certain (subject to extension), (iii) fails to achieve a mortgage loan closing by a date certain (subject to extension), (iv) fails to meet both the minimum set-aside test and the rent restriction test established by HUD within 12 months of the date the Property

is placed in service, and/or (v) fails to continue to meet the minimum set-aside test or the rent restriction test established by HUD during the period when capital contributions of the Trust are due to such Local Partnership. Additionally, if any applicable government agency disapproves, or fails to give any required approval, of the admission of the Trust within 180 days of the admission of the Trust to a Local Partnership, then, unless the Manager waives this requirement, the Local General Partner(s) of the Local Partnership will be obligated to repurchase the Local Partnership Interest of the Trust.

When a Property is the beneficiary of rental subsidies or other financial assistance programs administered by HUD, it is likely that the acquisition of such Property or a Local Partnership Interest therein will be subject to HUD "Transfer of Physical Assets" ("TPA") approval. See "Government Assistance Programs—Transfer of Physical Assets." The Manager expects that it will often be to the benefit of the Trust to close the acquisition prior to the time when final TPA approval is received, especially in cases where the acquisition is scheduled to close before the end of a calendar year, and it is not likely that TPA approval will be received until the following year. In such circumstances, the Manager may require the selling Local Partnership (or its partners) to place in escrow the entire consideration paid by the Trust or provide the Trust with other acceptable security, and to require that the Trust receive a payment equal to the full amount of such consideration if TPA approval is not received in a timely fashion. Although mechanisms such as these can protect the Trust from a loss of the consideration paid by the Trust in respect of a Local Partnership Interest as a result of the failure to obtain TPA approval, such a failure would delay, and potentially reduce the benefit of, the recognition of Housing Tax Credits by the Beneficial Owners.

The payment of the initial installments of capital contributions with respect to any acquisition will be subject to the reservation or allocation by the applicable state credit agency of Housing Tax Credits, unless the Property was financed through the proceeds of tax-exempt bonds subject to state volume caps and was placed in service after 1986. See "Housing Tax Credits—Housing Tax Credits Subject to State Allocation." Under the Code, a Local Partnership is permitted (with the consent of the state credit agency) to elect to compute its annual Housing Tax Credits in respect of a Property by reference to the applicable credit percentage for the month in which a binding agreement as to the Property's credit allocation is entered into between the Local Partnership and the state credit agency, rather than by reference to the applicable credit percentage at the "placed-in-service" date. The use of such an election permits the Local Partnership to be certain of the applicable credit percentage at the time the binding allocation agreement is entered into, even if the closing of the acquisition or the "placed-in-service" date does not occur until the following calendar year.

Purchase Price Adjustments. The Manager will obtain from each Local General Partner an agreement to adjust the purchase price of a Local Partnership Interest if the actual amount of Housing Tax Credits generated by the Local Partnership is materially less than the anticipated amount of Housing Tax Credits, generally less than 97% of the anticipated amount of Housing Tax Credits. Such an adjustment generally would be achieved by a reduction in the amount of the final payment to be paid by the Trust to the Local General Partner. Under certain circumstances, in the event that actual Housing Tax Credits generated by a Local Partnership materially exceed the anticipated amount of Housing Tax Credits, generally more than 103% of the anticipated amount of Housing Tax Credits, the Manager may agree to increase the purchase price, subject to the availability of Gross Proceeds. An upward adjustment to the Trust's capital contribution, as described above, could result in a pro rata increase in Acquisition/Rehabilitation Services Fees and/or Expense Allowances in respect of the particular Local Partnership.

Protection Against Recapture of Tax Credits. The Manager expects to include in each acquisition agreement and Local Partnership Agreement provisions designed to help protect the Trust from the consequences of certain recapture events. Recapture events in this category are expected to include casualties resulting in the substantial destruction of a Property where the Property is not timely reconstructed, changes in applicable tax laws or regulations, and the failure of Local General Partners to maintain the tenant base and rent levels of a Property at levels meeting the applicable qualification criteria for Housing Tax Credits.

To protect against recapture occurring as a result of substantial destruction of a Property, each Local General Partner will be required to insure the Property at levels that will permit the substantial reconstruction of the Property following certain casualties. However, the Local Partnerships will not be able to insure the Properties against all risks because either insurance may not be available with respect to certain risks or the cost of insurance is prohibitively high for such risks. The application of insurance proceeds to the reconstruction of a Property should be sufficient to avoid recapture of previously claimed Housing Tax Credits if the reconstructed Property meets the criteria applicable to eligible Properties. However, there can be no assurance that Local General Partners will comply with their obligation to insure against casualties at the requisite level, either because revenue levels from the Property do not permit the payment of necessary premiums or because insurance conditions generally make it uneconomical to obtain such insurance, nor can there be any assurance that any consent to reconstruct a Property that is required to be obtained from a lender or governmental authority will be forthcoming. In addition, there can be no assurance, even if any requisite consent for reconstruction were obtained, that a Property would be reconstructed in a timely manner.

To mitigate the effects of a recapture of Housing Tax Credits occurring by reason of the actions of a Local General Partner resulting in a disqualification of the Property or a diminution in previously-claimed Housing Tax Credits, the Manager will obtain in the Trust's acquisition agreement with each Local Partnership, a provision to the effect that (a) a portion of the acquisition price paid by the Trust will be refunded or loaned to the Trust on a subordinated basis by the Local General Partner, and/or (b) the relative interests in Operating Cash Flow or Sale or Refinancing Proceeds of the Trust and the Local General Partner will be adjusted. In addition, the Manager will obtain provisions in the acquisition agreements to the effect of those referred to in (b) in order to mitigate the effects of a recapture of Housing Tax Credits occurring by reason of a change in applicable law or regulations. When a recapture event occurs at a time when cash escrows, financial bonds and/or letters of credit continue to secure a Local General Partner's obligation to complete construction of or achieve sustaining rental occupancy with respect to a Property, it is expected that any such adjustment may be assessed against such security.

The terms of each acquisition agreement governing adjustments in respect of the recapture of Housing Tax Credits are expected to be the subject of negotiation with Local General Partners, and to vary from Property to Property. Whether such adjustments will mitigate any recapture of Housing Tax Credits may depend to a large extent on the performance of the Property, since any recapture to which the Beneficial Owners will be subject is likely to occur after the Trust has paid for its Local Partnership Interest in full and all security given by the Local General Partner has been released. The Manager does not anticipate that any adjustments made to take account of the recapture of Housing Tax Credits will result in the Trust's having excess Cash Available for Distribution to distribute to Beneficial Owners for application to the payment of resulting tax liabilities. Moreover, if the mechanism to mitigate the effects of recapture is solely an adjustment of the relative interests in Operating Cash Flow or Sale or Refinancing Proceeds and the Property owned by such Local Partnership is foreclosed upon or otherwise disposed of, such adjustment would most likely be of no benefit to the Trust. Accordingly, Beneficial Owners should expect to fund their tax liabilities in respect of any recaptured Housing Tax Credits from sources other than distributions by the Trust.

Rights at the Local Partnership Level. The Manager will require the Local Partnership Agreements of the Local Partnerships in which the Trust invests to contain provisions affording the Manager, exercising the rights of the Trust as a limited partner of the Local Partnership, such powers similar to the following as in each case the Manager deems appropriate: (i) the right to approve or disapprove any sale or refinancing of the applicable Property, (ii) the right to replace Local General Partners on the basis of the performance and discharge of the Local General Partners' obligations, (iii) the right to approve or disapprove the dissolution of the Local Partnership, (iv) the right to approve or disapprove amendments to the Local Partnership Agreement materially and adversely affecting the Trust's investment in the Local Partnership, (v) the right to direct the Local General Partners to convene meetings and to submit matters to a vote, (vi) the right to have access to the books and records of the Local Partnerships and to receive annual and quarterly reports, and (vii) beginning at approximately the end of the fourteenth year of the Trust's investment in the Local Partnership, the right to require the Local General Partner to use its best efforts to find a purchaser for the Property owned by such Local Partnership and, if such effort is not successful on terms satisfactory to the Trust within a stated period of time, the right itself to locate a purchaser of such Property and to obligate the Local General Partner to approve the sale of the Property to such purchaser so long as the price and other terms offered by such purchaser are at least as favorable as the best offer, if any, located by the Local General Partner. Each Local Partnership Agreement will also provide that, at the election of the Trust, the Manager or its Affiliate may serve as a special limited partner of the particular Local Partnership with rights similar to the foregoing. The Manager will generally seek to require each Local Partnership (other than Local Partnerships that invest in FmHA Apartment Complexes) to use the same independent accountants the Trust uses and not to change its accountants without the Trust's consent.

The Trust will obtain the authority pursuant to each Local Partnership Agreement to remove the Local General Partner with cause. In addition, the Trust will endeavor to obtain authority to remove the Local General Partner without cause on the vote of a majority in interest of the Beneficial Owners of all Series invested in the particular Local Partnership. The Trust may file with the SEC an application for an order exempting the Trust from all provisions of the 1940 Act and the rules and regulations thereunder. Upon receipt of such order, if granted, the Trust may relinquish its right to remove a Local General Partner without cause. See "Risk Factors—Other Risks—Investment Company Act of 1940." Upon the exercise of its right to cause the removal of a Local General Partner, the Trust will have the authority to cause a substitute general partner (which may or may not be affiliated with the Manager) to be admitted to the Local Partnership or cause the Manager or an Affiliate to become a special limited partner to the Local Partnership, and to take certain additional measures to maintain the continuity and integrity of the Local Partnership.

It is not contemplated that the Trust will invest in Local Partnerships in which any Local General Partner is an Affiliate of the Manager; however, if such an investment is made for a particular Series, it will be disclosed in a Prospectus supplement relating to such Series.

Compensation and Obligations of Local General Partners. A substantial portion of the Trust's capital contribution to each of the Local Partnerships may be paid to one or more of the Local General Partners or their Affiliates as Property Development Fees, and included in the total development, construction or rehabilitation cost of each of the Properties for purposes of computing the amount of available Housing Tax Credits. The precise amount of the Property Development Fees will be dependent upon the actual costs of the construction or rehabilitation of each of the Properties, and therefore cannot be determined at this time.

The Manager expects that each arrangement with a Local General Partner will provide for the participation by such Local General Partner in a portion of the Operating Cash Flow and Sale or Refinancing Proceeds, if any, generated by the Property in which such Local General Partner has an interest. It is generally expected that Operating Cash Flow available for distribution to a Series will be distributed 99% to the Series invested in the Local Partnership (together with any other limited partners) and 1% to the Local General Partner after payment of certain priorities to the Local General Partner including repayment of any outstanding operating deficit loans and payment of a Local Partnership Administration Fee (generally in an amount of up to 50% of Operating Cash Flow). Local Partnership Sale or Refinancing Proceeds will be distributed, after certain priorities, 99% to the Series and 1% to the Local General Partner until the Series has received a return equal to the Capital Contributions (without deductions of any amounts constituting Front-End Fees) allocable to the Series' investment in the Local Partnership, and thereafter 50% to the Series and 50% to the Local General Partner.

Further, the Local General Partner or its Affiliates may receive a real estate brokerage commission and/or a disposition fee in connection with the disposition of a Property by the Local Partnership, limited to a competitive real estate commission in an amount not to exceed 6% of the contract price for the sale of the Property.

A Series' closing costs incurred in connection with its acquisition of a Local Partnership Interest, which may include costs for legal services, appraisals, review of market and environmental matters, engineering reports, travel, communication and other fees and expenses of the Trust payable to third parties, will be payable by the Manager from the Acquisition/Rehabilitation Services Expense Allowance. The Local Partnership will be responsible for its own costs incurred in connection with the sale of the Local Partnership Interest to a Series such as its own legal fees, title insurance, surveys, transfer taxes, costs of providing required certificates and documentation and other costs, expenses and fees customarily borne by the seller of a partnership interest. The Trust may make arrangements with the Local General Partner to pay for certain expenses which exceed certain limits.

In addition, the Manager expects to obtain from each Local General Partner a commitment to pay to the Trust each year a negotiated amount (typically in an amount equal to approximately .25% of the Gross Proceeds allocable to the purchase of the particular Local Partnership Interest) which will be placed into the Reserves of the applicable Series. Any such amount paid to the Trust pursuant to such commitment shall be deemed an operating deficit loan made to the Local Partnership by the Local General Partner.

The Local General Partners will generally have no direct participation in the Trust or its affairs, including the Offering. Consequently, the Trust, the Manager and/or its Affiliates may be required to indemnify the Local General Partners against liabilities arising from the Offering or the Trust's investment in a Local Partnership, other than liabilities arising from the Local General Partner's negligence or misconduct.

Acquisition of Development-Stage Complexes

The Manager expects that the Trust will invest a substantial portion of Net Proceeds available for investment in Development-Stage Complexes that are either under construction or rehabilitation or have recently become available for rental tenancy.

If construction of a Development-Stage Complex is not complete at the time the Trust invests in the Local Partnership owning it, the Manager generally expects that approximately 40% (but this percentage may vary) of the Trust's total investment in a Local Partnership will be paid at the time of the closing of such acquisition. The Manager generally expects that approximately 30% will be paid upon substantial completion of construction and the balance will be paid upon the completion of certain other requirements. The Manager will require that, as a condition to receipt of the funds payable at closing, the Local General Partner (i) provide or obtain from the construction contractor construction completion guarantees, and provide or obtain from the construction contractor performance and payment bonds or letters of credit in amounts sufficient to satisfy the requirements of the construction lender and (ii) agree to repurchase the interest of the Trust in the Local Partnership if completion of construction is not achieved in a manner that is sufficiently timely or on budget so as to not prejudice the interests of the Trust. If the Local General Partner does not provide such performance and payment bonds or letters of credit because there is no construction lender requirement and the Trust's capital investment in the Local Partnership exceeds $1,000,000, then the Local General Partner will be required to secure such repurchase obligation through the establishment of a cash escrow, financial bond or letter of credit in the amount necessary to repurchase the Trust's interest if necessary.

The specific types of security backing the construction guarantees will be negotiated with the Local Partnerships prior to the execution of definitive acquisition agreements and will depend on the Manager's determination as to the relative financial strength of the Local General Partners and the status of construction at the time of the signing of definitive acquisition agreements. No such arrangements, other than repurchase agreements, will be required for Local Partnerships investing in FmHA Apartment Complexes.

Upon completion of a Property's construction, the Trust will generally be entitled either to withhold or to receive, depending upon whether the acquisition price has been paid in full, the payment of an amount equal to approximately 33% (but this percentage may vary) of the aggregate consideration paid by the Trust for its Local Partnership Interest, exclusive of Acquisition/Rehabilitation Services Fees and Acquisition/Rehabilitation Services Expense Allowance, if an appropriate percentage of the Property's apartments is not leased to qualified tenants or if the Property fails to achieve and sustain sufficient rental occupancy within stated periods after the closing. To secure the obligation of the Local General Partner in respect of such provision in the event the full balance of the acquisition price is payable upon substantial completion of construction, the Manager expects to require the Local General Partner to establish a cash escrow, financial bond or letter of credit that (a) will assure payment of the liquidated damage amount to the Trust if the applicable contingency is not met or (b) may be utilized, in the discretion of the Manager, to fund operating deficits. In the event that a portion of the balance of the acquisition price has not been paid pending achievement of certain rental occupancy levels, such funds may be used as set forth in the preceding sentence. In addition, the Manager will obtain a contractual adjustment in the purchase price of an investment in a Development-Stage Complex if construction is not completed on a reasonably timely basis without good cause and such failure causes a material loss or substantial deferral of Housing Tax Credits.

Acquisition of Existing Complexes

The Trust may invest a portion of the Net Proceeds of a Series available for investment in Existing Complexes that have a history of rental occupancy and that are eligible for Housing Tax Credits based upon the length of time they have been held by their previous owner and certain qualifying rehabilitation expenditures. The acquisition of Existing Complexes can have the benefit of affording a long-term history of operations based upon which the ability of the Property to generate rental revenues equal to or in excess of its fixed costs of operations (including debt service) can be evaluated. Investments in Existing Complexes, however, may also present certain disadvantages, including increased acquisition and closing transaction costs, possible delays in obtaining necessary lender and regulatory agency consents, physical assets which may require replacement more quickly, and the possible reluctance of the Local General Partners to suffer the tax consequences that may be involved in the sale of fee title to their Properties. In addition, there are generally no warranties given with respect to the physical condition of Existing Complexes.

Because an Existing Complex is generally not eligible for Housing Tax Credits unless its previous owner has held it for at least 10 years, certain risks may exist with respect to investments in Existing Complexes. Such risks include the possibility that any rental subsidies granted to the Local Partnership will expire during the 15-year Compliance Period or the additional 15-year Extended Compliance Period (if applicable). There can be no assurance that the termination of rental subsidy programs will not leave the Property with insufficient cash flow to cover its operating costs and debt service.

Based on current legal interpretation, the Trust may acquire interests in Existing Complexes in two ways. The Trust may invest in a Local Partnership which will then acquire fee title to the Existing Complex from the previous owner that has held the Property for at least ten years. In such case, the Trust may make a capital contribution to the Local Partnership in an amount sufficient to pay the purchase price for the Property and related acquisition costs in exchange for its Local Partnership Interest. The general partner of the selling partnership may become the Local General Partner of the purchasing Local Partnership. Alternatively, the Trust may acquire a Local Partnership interest in a Local Partnership that has held title to the Existing Complex for the requisite ten year period by purchasing the partnership interests of the Local Partnership's existing limited partners.

HUD must consent to a Local Partnership's acquisition of any Existing Complex which is subject to a HUD-insured or HUD-held mortgage. Furthermore, the consent of various city and state agencies may also be required prior to such transfers. It is not anticipated that there will be any unusual delays in obtaining the consent of such various agencies. However, it should be noted that there is typically a waiting period involved with respect to the obtaining of all of such consents and each waiting period will vary depending upon the particular agency and project involved.

In those cases where HUD or other governmental approval is required prior to the transfer of a Local Partnership Interest or Property, it is expected that the transfer of the Local Partnership Interest or Property will be made in escrow, with the escrow agent holding the assignment of the Local Partnership Interest and any promissory notes or cash in escrow until HUD or the other Governmental Agency approves the transfer. The IRS may contend that no transfer has taken place until HUD or such other governmental approval has been obtained, in which case Housing Tax Credits, depreciation deductions, inclusion in basis of applicable

indebtedness and other tax benefits may not be allowed until HUD approval is obtained and the escrow is released. See "Federal Income Tax Considerations—Ownership of a Property."

Acquisition of Rehabilitation Properties

The Manager may invest in Rehabilitation Properties that are eligible for Rehabilitation Credits in addition to Housing Tax Credits. There are, however, special investor eligibility requirements with respect to the utilization of Rehabilitation Credits. Generally, therefore, a Series will invest in Rehabilitation Properties only if the amount of Rehabilitation Credits generated is not material in proportion to the total amount of Housing Tax Credits and Rehabilitation Credits generated by all investments allocable to investors in the Series. The Trust may, however, make more substantial investments in Rehabilitation Properties with respect to special Series offered to investors expected to be able to take advantage of the Rehabilitation Credit. The intention to make substantial investments in Rehabilitation Properties would be disclosed in a supplement to the Prospectus issued in respect of any such Series.

The utilization of Rehabilitation Credits is conditioned upon the certification of a building as historic by the Department of the Interior. Although the Trust will take reasonable steps to assure that at least preliminary historic certification approval has been obtained from the Department of the Interior prior to investment, final certification will not be received prior to the Trust's investment in a Rehabilitation Property. To protect the Trust against the risk that final Department of the Interior certification will not be received, the Manager will require that the Local General Partner guarantee that such final certification will be received. The Code provides that a particular Property can constitute both an historic rehabilitation project for purposes of Rehabilitation Credits and low-income housing for the purposes of the Housing Tax Credits, but that the "eligible basis" for the Property on which Housing Tax Credits may be calculated must be reduced by the amount of Rehabilitation Credits so taken. See "Housing Tax Credits—Rehabilitation Credits."

Acquisition of FmHA Apartment Complexes

The Trust anticipates acquiring limited partnership interests in Local Partnerships that have developed and/or are developing FmHA Apartment Complexes that have received or are expected to receive permanent mortgage financing from the FmHA and which are eligible for Housing Tax Credits. Some of these investments may be joint investments by two or more Series. See "Structure of Investments" above and "Conflicts of Interest—Joint Ventures." FmHA rental assistance is anticipated to be provided with respect to some or all of the units in certain of the FmHA Apartment Complexes, as described under "Farmers Home Administration Rural Rental Housing Program" and "—Farmers Home Administration Rental Assistance Program" below.

The FmHA Apartment Complexes may be in various stages of development and lease-up. Tables included in supplements to this Prospectus will describe in detail information concerning the FmHA Apartment Complexes and the terms of investment of the Trust in each Local Partnership owning an FmHA Apartment Complex, to the extent known at the time such supplements are issued.

Mortgage Financing of Properties

The Manager expects that between 50% and 90% of the Purchase Price of each Property will be financed with mortgage debt. The aggregate amount of indebtedness on the Properties in which a Series is invested will at no time exceed 85% of the aggregate Purchase Price of the Properties or, in the case of Properties that have been refinanced, their fair market value. This limit on aggregate indebtedness may be increased according to a prescribed formula if Properties in which the Series is invested are financed by loans extended or insured by federal, state or local governments. The use of mortgage debt will enable the Trust to claim Housing Tax Credits with respect to eligible costs funded by such financing and not just the amount of the Trust's cash investment.

In general, it is expected that all Properties will be encumbered by first mortgage debt financing. In connection with the acquisition of a Local Partnership Interest, the Manager will evaluate the financing of a Property, the funds that would likely be required to service its debt and any eventual refinancing, and the existing and expected revenue levels generated by such Property. The Trust will generally acquire interests in Local Partnerships owning Properties subject to first mortgage financing having terms of 15 years or more, which will generally have fixed rates. In certain limited circumstances, the Trust may acquire interests in Local Partnerships owning Properties subject to variable rate financing or financing having a term of less than 15 years, provided that the Manager requires the Local Partnerships to take steps to reduce significantly the risks associated with such financing. These measures could include, but would not be limited to, one or more of the following: (i) establishing maximum interest rates for variable rate financing, (ii) obtaining accrual features, (iii) purchasing interest rate swaps, (iv) establishing debt service escrows from mortgage proceeds, surplus operating revenues, holdbacks of capital contributions or letters of credit, (v) obtaining Local General Partner guarantees, (vi) establishing extension options, and/or (vii) establishing mandatory refinancing requirements. The Trust will not acquire interests in any such Local Partnership unless the Manager reasonably believes that during the Compliance Period with respect to the Property owned by such Local Partnership, any interest rate fluctuation or term risk has been significantly reduced. There can be no assurance, however, that, regardless of the term or type of financing to which it is subject, a Property will meet its debt service requirements, or that any Local Partnership debt will be able to be refinanced.

Some properties may also be subject to secondary financing. Generally, unless the terms of such financing cannot result in a foreclosure of the property within 15 years due to failure to pay debt service, the material terms of such financing will be in accordance with the general requirements of primary financing as discussed above. Secondary financing may be provided by federal, state or local governments or their agencies. Government financing historically has not carried the same foreclosure risks as commercial financing because the agencies providing such financing often are responsible for providing housing incentives. Accordingly, if secondary financing is provided by such governments or agencies, the terms of repayment may vary significantly from those of financing from other sources. There can be no assurance, however, that such governments or agencies will not enforce foreclosure upon a material default under secondary financing documents.

Acquisition financing is expected to be utilized with respect to Existing Complexes in selected instances when the Manager deems it an appropriate technique to conform acquisition terms and conditions to the Trust's investment objectives and parameters for the allocation of Housing Tax Credits. Acquisition financing generally will not be included in the "qualified basis" of a Property. The terms of any applicable acquisition financing will be negotiated in connection with each acquisition, and may include provisions whereby interest is not due currently but accrues over the term of the financing.

Management of the Properties

The Manager expects that each Property in which the Trust invests will be managed by a managing agent selected by the Local General Partner. The managing agent may be an Affiliate of the Local General Partner or of the Manager. The level of compensation for the managing agent's services is expected to vary, and may be subject to limitations imposed by the financing of the Property. Property Management Fees payable to managing agents will be approximately 5% of the gross revenues of the Property annually, but may be greater if permitted by applicable government regulations or agencies. (See "Compensation and Fees to the Manager and Affiliates" for certain limitations on Property Management Fees that may be payable to Affiliates of the Manager.) The Manager intends to require performance standards for managing agents. Most arrangements with managing agents will not obligate the Local Partnership for periods longer than one year and will be terminable by the Local Partnership without penalty or other payment obligations at the conclusion of their term.

The Trust will also endeavor to obtain the agreement of the Local General Partners to subordinate their management fees in order to avoid a monetary default of any mortgage loan to which the Local Partnership is bound.

Operating Deficit Guarantees

The Manager will require in connection with certain acquisitions that the Local General Partner agree to make loans to the Local Partnership to fund any operating deficits of the Local Partnership during a period of time generally ranging from three to five years following the Trust's investment. The maximum amounts of such guarantees are generally expected to be set at one of the following: (1) approximately 10% of the principal balance of the underlying first mortgage financing of the Property, (2) the aggregate projected operating expenses of the Local Partnership for the two operating years succeeding the date of the Trust's investment or (3) an amount equal to approximately one-third of the Trust's capital contribution. There can be no assurance that a Local General Partner will be able to comply with its obligation at such time, if any, as its Local Partnership suffers an operating deficit. A Local General Partner's inability to comply with such obligation could constitute or cause a default under a mortgage or other agreement concerning the Local Partnership, which default could result in recapture of Housing Tax Credits or Rehabilitation Credits. Terms of such guarantees will be the subject of negotiation and may vary on a case by case basis. The material terms of any operating deficit guarantee will be contained in a supplement to this Prospectus issued in respect of the Series investing in the relevant Property.

Other Investment Policies

In addition to the investment policies described above, the Trust will generally adhere to the following investment policies unless the Manager determines that a deviation is in the best interests of the Beneficial Owners.

- In order to meet the objective of limiting the liability of the Trust to the amount of its investment in each Local Partnership, each Local Partnership Agreement will provide that:

  (a) the Trust will have no right to take part in the management or control of the business of such Local Partnership or to transact any business in the name of such Local Partnership; and

  (b) the Trust will have no authority or power with respect to a Local Partnership, except as set forth in "Structure of Investments—Rights at the Local Partnership Level" above.

- The Trust will not issue senior securities, invest in other issuers (other than Local Partnerships), underwrite the securities of other issuers, offer Units in exchange for property or repurchase or otherwise reacquire Units.
- The Trust's business will be limited to owning Local Partnership Interests in accordance with the Trust's principal investment objectives, and the Local Partnerships will not have principal objectives inconsistent with the investment objectives of the Trust.

Disposition of Properties/Local Partnership Interests

The Trust expects that its holding period with respect to each Local Partnership Interest will be at least as long as the 15-year Compliance Period of the applicable Property. In addition, the Local Partnership Agreement will provide the Manager, on behalf of the invested Series, with the right to approve or disapprove certain major financial transactions proposed by a Local General Partner with respect to a Property, including the sale of the Property. Accordingly, except as discussed below, the Manager does not currently anticipate that any Property will be sold prior to the end of the Compliance Period with respect to such Property. If a Property is disposed of by a Local Partnership or a Local Partnership Interest is disposed of by the Trust prior to the end of the Compliance Period, current law provides for the recapture of certain Housing Tax Credits previously claimed. See "Housing Tax Credits—Recapture of Housing Tax Credits."

The Manager may in appropriate circumstances cause the Trust to avail itself of a procedure whereby one or more Properties may be transferred or disposed of prior to the end of the applicable Compliance Period without recapture of Housing Tax Credits. As contemplated by current law, the procedure entails: (i) a reasonable expectation by the Manager that, following the proposed transfer, the Property in question would continue to qualify as low-income housing, and (ii) the posting of a financial bond with the Secretary of the Treasury to assure payment of any tax liability resulting from the recapture of Housing Tax Credits if the qualification of the Property as low-income housing does not continue for (or any other recapture event occurs during) the balance of the applicable Compliance Period. There can be no assurance, however, that any necessary governmental approvals required in connection with any such proposed disposition will be obtainable in a timely fashion, or that changes in the law or regulations will not eliminate the availability of such a procedure at the time the Trust wishes to avail itself thereof.

Under certain circumstances, a Series may consent to the sale of a Property or Local Partnership Interest that might cause the loss or recapture of Housing Tax Credits if the Manager determines such sale to be in the best interests of that Series and its Beneficial Owners. In such event, the Manager will endeavor to distribute any proceeds thereof (net of the expenses incurred by the Series in connection with such sale and/or any reserves that the Manager deems advisable to establish) to the Beneficial Owners of that Series prior to the date on which any tax liability arising from the recapture of previously claimed Housing Tax Credits becomes payable. There can be no assurance that the proceeds of any such disposition will be sufficient to provide distributions to the Beneficial Owners in amounts equal to or in excess of any such tax liability.

In the event of a foreclosure of a Property, the Trust would lose all of its interest in the Property, and, in general, the invested Series would realize gain to the extent that the amount of its share of the indebtedness extinguished upon such foreclosure exceeded the Series' share of the adjusted basis in the Property at the time of foreclosure. Gain would be realized even if the fair market value of the Property is less than the outstanding balance of the indebtedness secured by the Property. If the foreclosure occurred before the end of such Property's Compliance Period, current law provides for the recapture of certain Housing Tax Credits previously claimed. See "Housing Tax Credits—Recapture of Housing Tax Credits."

In the event that, for reasons beyond the control of the Manager (such as a casualty or condemnation, or a breach of a Local General Partner's representations, warranties or covenants to the Trust), a Property or Local Partnership Interest is required to be disposed of prior to the Final Investment Date for the particular Series, the Manager reserves the right, subject to the distribution of Sale or Refinancing Proceeds calculated to be sufficient to discharge the Beneficial Owners' estimated federal tax liability (other than recapture liability) as a result of such disposition, to reinvest the proceeds of such disposition in another Local Partnership Interest which is reasonably expected to provide the same type of benefits to Beneficial Owners as an investment made at the outset of the Series. Any such reinvestment would be made or committed to be made prior to the applicable Final Investment Date.

Following the Compliance Period with respect to any Property, the Manager anticipates that the Property or applicable Local Partnership Interest will be sold, refinanced or otherwise disposed of, and such transaction may give rise to Sale or Refinancing Proceeds available for distribution to Beneficial Owners. Sale or Refinancing Proceeds may also become available as a result of the amortization of the debt securing the Properties and the potential appreciation of the Properties. There can be no assurances as to the level, if any, of Sale or Refinancing Proceeds that will be available for distribution upon disposition of Properties and/or Local Partnership Interests. The nature of the Property may make it difficult to effect an orderly liquidation of a Series' investments immediately after the Compliance Period has been concluded. Furthermore, the Local Partnership may be required to sell Properties for a statutorily mandated formula

price calculated pursuant to the terms of the Extended Low-Income Housing Commitment. See "Housing Tax Credits—Extended Compliance Period." The Trust Agreement provides for the payment by the Trust of a Disposition Fee to the Manager or its Affiliate in connection with any sale of a Property or Local Partnership Interest if the Manager or its Affiliate renders substantial services related thereto. See "Compensation and Fees to the Manager and Affiliates."

In connection with any disposition of a Property or Local Partnership Interest, the Trust may (or may permit a Local Partnership to) engage in acquisition financing of the disposition of such Property or Local Partnership Interest by accepting a promissory note in partial payment of the sales price. In such event, the Trust would be subject to the credit risk that the obligor on such promissory note would default in its payment obligations to the Trust, and the distribution by the Trust of Sale or Refinancing Proceeds, if any, would be further delayed to the extent of the principal amount of such promissory note.

In light of the various uncertainties concerning the disposition of Properties or Local Partnership interests, there can be no assurance of the timing of the distribution of Sale or Refinancing Proceeds to Beneficial Owners. Such Sale or Refinancing Proceeds as are distributed will be distributed as set forth under "Profits, Losses and Distributions."

Interim Investments and Reserves

Although it is not possible to determine the date at which a Series' capital will be fully invested, the Trust expects its Net Proceeds with respect to each Series to be fully invested or committed to be invested by a Final Investment Date occurring no later than 24 months from the date of the commencement of the offering of Units of such Series. Pending investment in Local Partnership Interests, the Net Proceeds of this Offering may be invested in Permitted Interim Investments.

The Trust intends to initially establish 5% of the Gross Proceeds of each Series as Reserves, with the portion attributable to the second half of the purchase price for the Units being added to Reserves at the time those funds are paid or released to the Trust. Reserves will be maintained separately for each Series. The Manager may, in its sole discretion, increase or decrease the amount of Reserves for any Series as it deems necessary or appropriate in order to reflect anticipated costs and expenses and potential losses, and in certain circumstances the level of Reserves may exceed an amount equal to 5% of the Gross Proceeds of such Series. The amount of Cash Available for Distribution and/or Sale or Refinancing Proceeds, if any, that is available for distribution to the Beneficial Owners may be affected accordingly. See "Management's Discussion and Analysis of Financial Condition of the Trust." In the event of a decrease in the amount of Reserves not otherwise used or reserved to pay Trust expenses (including fees), any excess funds may be invested in Local Partnerships or distributed to investors, in the discretion of the Manager. In addition, any interest on Permitted Interim Investments prior to the full funding of Local Partnership acquisitions from Gross Proceeds by the Trust may be invested in Local Partnerships, used to pay Trust expenses or acquisition expenses or added to Reserves, in the discretion of the Manager. In this connection, the Trust may make arrangements with Local General Partners to withhold payment of capital contributions to a Local Partnership and provide such Local Partnership with letters of credit. In such circumstances, the costs of supplying and maintaining such letters of credit will be a Trust expense offsetting in part the interim interest earned on such proceeds held pending actual investment in such Local Partnerships. Amounts held in Reserves will be available to pay current or future Trust Management Fees. See "Compensation and Fees to the Manager and Affiliates" and "Summary of the Trust Agreement—Trust Expenses." If such Reserves and any other available income of the Trust are insufficient to cover the Trust's operating expenses and liabilities, it may be necessary to accumulate additional funds from Cash Flow or to liquidate investments in one or more Properties.

Unused or Returned Funds

Any portion of the Capital Contributions received from Beneficial Owners of a Series which has not been utilized, or committed for utilization, in connection with the acquisition of Limited Partnership Interests prior to the Final Investment Date for that Series, will be promptly returned to the Beneficial Owners in such Series. The funds returned will include Front-End Fees attributable to such Capital Contributions, but will not include interest. Funds will be deemed committed for utilization if such funds are included in Reserves, or if written agreements in principle, commitment letters, letters of intent or understanding, option agreements or any similar contracts or understandings with respect to Local Partnership Interests have been executed, regardless of whether such acquisitions are consummated. If, for any reason, including legislative changes in the tax laws, acquisition of Local Partnership Interests would no longer provide Tax Credits to the Beneficial Owners, any funds which have not been utilized for investment in Local Partnership Interests and which have not been deposited into Reserves will be promptly returned pro rata to Beneficial Owners, less expenses. The Manager reserves the right to reinvest prior to the Final Investment Date any Sale or Refinancing Proceeds received by a Series in respect of the disposition of a Local Partnership Interest or Property in another Local Partnership which is reasonably expected to provide the same type of benefits to Beneficial Owners as an investment made at the outset of the Series, subject, however, to distribution to investors of

funds calculated to be sufficient to discharge the Beneficial Owners' estimated federal tax liability (other than recapture liability) in respect of the disposition.

Commingling of Funds

The monies of the Trust may not be commingled with the funds of any other Person, and funds of a Series may not be commingled with funds of any other Series. However, the Manager may establish a master fiduciary account pursuant to which separate subtrust accounts are established for the benefit of affiliated entities, including, separately, each Series of the Trust.

GOVERNMENT ASSISTANCE PROGRAMS

The Trust generally intends to invest in Local Partnerships owning Properties that benefit from some form of federal, state or local assistance programs, although the Trust may also invest in Properties that do not participate in any such programs. If a Property does benefit from a government assistance program, the Property must satisfy both the legislative and administrative requirements of that program as well as the requirements that qualify the Property for Housing Tax Credits. Generally, Properties receiving some form of government assistance will have strict limitations on the amount, if any, of cash flow distributions that may be made to project owners and their partners. The following is a summary of certain government assistance programs that can be utilized together with Housing Tax Credits. The summary does not purport to include all such programs, and the rules and regulations governing the programs that are discussed are subject to change and to discontinuance. The Trust cannot presently predict which of the government assistance programs will be utilized by the Properties in which any particular Series will be invested.

Overview

The U.S. Department of Housing and Urban Development ("HUD"), directly and through the Federal Housing Administration ("FHA"), administers a variety of federal programs for low and moderate income housing. The U.S. Department of Agriculture, through the Farmers Home Administration ("FmHA"), administers similar programs for non-urban areas. These programs generally provide for four types of assistance: rental subsidies; mortgage insurance; mortgage interest reduction payments; and front end loans and grants. In addition to the federal programs, a number of states and local governments have established housing finance agencies to assist in financing the development of low-income housing. Certain states and local governments also provide exemptions from, and reductions of, real property taxes for low-income housing developments as well as local grant and loan programs.

Section 8 Housing Assistance

Authorized under Section 8 of the United States Housing Act of 1937, as amended, the Section 8 Program provides rent subsidies paid monthly by HUD to project owners on behalf of qualified low-income tenants. The size of the subsidy payment is the difference between the HUD approved monthly rent for a particular unit in a particular market (the "Contract Rent") and a statutorily set percentage of the tenant's monthly income, generally 30%. Such payments are made to project owners under a Housing Assistance Payments Contract ("HAP Contract"). The Contract Rent (which includes utilities and essential management and maintenance costs) generally cannot exceed the HUD-established fair market rent for comparable privately owned housing in the project's market area and must also be reasonable in relation to the quality, location, amenities, and mortgage payments of the project. The Contract Rent written into the HAP Contract may be adjusted by HUD on at least an annual basis in order to accurately reflect changes in fair market rental values.

To be eligible for subsidies, the housing units must be rented to "low-income families" or "very low-income families" at the time of their initial occupancy. "Very low-income families" are defined as families whose incomes do not exceed 50% of the median income in the area; "low-income families" are defined as families whose incomes do not exceed 80% of the median income in the area.

Tenants pay the project owners a set portion of their income as rent. The percentage of income varies depending on the size of the family and its income level. The rent paid is the highest of the following amounts: (1) 30% of the family's monthly income after certain adjustments; (2) 10% of the family's monthly income; or (3) if the family is receiving public assistance and part of the payments is specifically designated by the welfare agency for housing, the portion of those payments so designated. The project owner is responsible for the collection of the tenants' rental payments. Thus, the total rental income from subsidized housing units payable to a Local Partnership is equal to the Contract Rent, with part of the Contract Rent being met by direct tenant payments and the remainder being the subsidy paid to the project owner by HUD. Generally, if a vacancy occurs during the course of the lease and the vacancy is not the fault of the project owner, the project owner may receive payments in the amount of 80% of the Contract Rent for 60 days. If the

vacancy continues for more than 60 days and the project owner has fulfilled certain requirements, he may receive payments equal to debt service attributed to the vacant unit for up to 12 additional months.

The term of the HAP Contract varies and is dependent upon the type of project. For new construction and substantial rehabilitation, the term of the HAP Contract ranges from 20-40 years depending, among other things, on the method of financing. For moderate rehabilitation (other than for single room occupancy projects), the HAP Contract is for a fixed term of 15 years. For moderate rehabilitation of single room occupancy projects, the HAP Contracts run for a 10-year term.

The Section 8 programs applicable to new construction and substantial rehabilitation have been terminated, but the Trust may invest in apartment complexes that were originally assisted under these programs. The Trust also may invest without restriction in moderate rehabilitation single room occupancy projects benefiting from Section 8 assistance. Otherwise, the Trust will only invest in apartment complexes receiving subsidies under the Section 8 program for moderate rehabilitation if the Section 8 subsidies were funded, and Housing Tax Credits were allocated with respect to such apartment complexes, prior to 1990. See "Section 8 Program Modifications and Congressional Hearings" below. In some cases, a project may be acquired where there is less than 15 years remaining on its Section 8 housing contract, and the Trust may acquire a project where there is less than 15 years remaining on its Section 8 housing contracts even if the Local Partnership is unable to obtain written assurance from HUD that substitute subsidies will be provided.

The HAP Contract and related agreements contain numerous undertakings on the part of the project owner, including maintenance of the project as decent, safe and sanitary housing and compliance with a number of requirements typical of federal contracts (such as those relating to nondiscrimination, equal employment opportunity, relocation, pollution control and labor standards). Non-compliance by the project owner might endanger the payment of the federal subsidy.

The statute and applicable regulations contain various provisions for review and adjustment of the amount of the Contract Rent upward or downward, subject to the limitation that in no case may the adjustment lower the Contract Rent below that effective on the date of the HAP Contract.

The regulations provide for HUD to determine an Annual Adjustment Factor (the "Factor") at least annually for each geographic area. On each anniversary date of the HAP Contract, Contract Rents are automatically adjusted in accordance with the applicable Factor, so long as HUD has determined that there is no material difference between the resulting Contract Rent and the rent for comparable nonassisted rent levels in a project's market area. In addition, the regulations provide for special additional adjustments to reflect increases in actual and necessary expenses of owning and maintaining the subsidized units. There can be no assurance that the Factor will allow an increase in Contract Rents sufficient to cover the increased costs of operating the project or that, if the Factor is not sufficient, the project will qualify for a special additional adjustment. In addition, HUD reserves the right to reduce the Section 8 Contract Rents if use of the Factor would lead to material differences between the rents charged for assisted and comparable nonassisted units.

The distributions of project revenues to profit-motivated owners of certain newly constructed projects cannot exceed a 10% annual return on stated equity (defined by HUD as 10% of the HUD-certified replacement cost of the project), as adjusted by HUD. In the case of projects limited to occupancy by elderly residents, the owner's return is limited to 6% of stated equity. Funds in excess of those which may be distributed to owners are placed in a residual receipts account. If project funds are insufficient to pay a year's allowable return, the shortfall may be made up from surplus project funds in later years.

Under another program, the Section 8 existing housing leasing program, HUD provides local or state housing authorities with subsidy funds in order to enable them to provide "existing" Section 8 certificates (or vouchers) directly to tenants who may choose their own apartments, subject to housing quality and suitability standards. These subsidy funds were previously awarded to local or state housing authorities for 15 years and are now available for five year terms. HUD has also allowed, in some cases, local or state housing authorities to utilize up to 15% of their annual "existing" Section 8 certificates to be designated to specific projects. This program is commonly referred to as "Project Based" Section 8 housing, and is authorized pursuant to the Housing and Community Development Act of 1987 and the Stewart B. McKinney Homeless Assistance Act of 1988. Projects which are eligible for this "Project Based Assistance" program must undergo at least $1,000 per unit of rehabilitation or be newly constructed, subject to certain restrictions.

Projects designated to be occupied by tenants receiving "existing" Section 8 certificate housing subsidies (which are not tied to a specific project) run the risk that those tenants will not choose to rent the project's vacant units. For "Project Based" Section 8 housing, the HAP Contract is typically for a term of five years, although the contract may be renewed periodically for a total of 15 years, provided Congress appropriates sufficient funds to provide subsidies for the renewal period.

Section 8 Program Modifications and Congressional Hearings

The Department of Housing and Urban Development Reform Act of 1989, which was an outgrowth of Congressional hearings concerning the administration of various HUD programs, provides that apartment complexes, other than single room occupancy projects, assisted under the Section 8 subsidy program for projects with moderate rehabilitation (the "Section 8 Moderate Rehabilitation Program") funded after 1989, and apartment complexes funded under the Section 8 Moderate Rehabilitation Program prior to 1990 but which did not receive Housing Tax Credit allocations prior to 1990, would be ineligible for Housing Tax Credits. As a result, the only apartment complexes assisted by the Section 8 Moderate Rehabilitation Program that may be available for investment by the Trust are either single room occupancy projects or other projects whose Section 8 assistance was funded, and which have received allocations of Housing Tax Credits, prior to 1990.

As a further outgrowth of these hearings, a federal grand jury was convened and an independent counsel was appointed. It is the Manager's understanding that in connection with these matters subpoenas requesting documents and information relating to HUD's Section 8 Moderate Rehabilitation Program have been delivered to many of the nation's Section 8 program participants, including former and present government officials, developers, attorneys, lenders, property managers and syndicators, including an Affiliate of the Manager, Wilder Richman Corp. See "Management of the Trust." It is the Manager's understanding and expectation that local general partners, lenders, and property management agents of local partnerships that may be invested in by the Trust or by Affiliates of the Trust may have also been, or in the future will be, issued such requests for information.

In addition, the Reform Act provides, among other things, for HUD to impose civil monetary penalties against project owners who violate the terms of HUD regulatory agreements, transfer of physical asset agreements, mortgage modification agreements, or certain other agreements with, or loans, from, HUD. Furthermore, persons who attempt to influence HUD decision makers must register with HUD, and project owners who retain the services of such persons must keep detailed records of expenditures. The Reform Act provides for civil monetary fines for violation of these requirements.

Section 236 Program

Section 236 of the National Housing Act of 1934, as amended, authorizes HUD to provide mortgage loan insurance and mortgage interest subsidies for certain housing developments.

The federal insurance covers private mortgages with terms of up to 40 years for up to 90% of the replacement cost of apartment complexes. With respect to projects owned by limited dividend entities, rents were initially established so that, at 95% occupancy, after payment of all expenses and reserve fund deposits, the cash available for distribution would not exceed 6% of the "initial equity investment" in the project as determined by HUD. The "initial equity investment" usually equals 10% of the replacement cost of the project. In no event may cash distributions to the owner of a project exceed in any year 6% of the owner's initial equity investment, although shortfalls in one year may be paid in subsequent years.

The interest subsidies are in the form of interest reduction payments from HUD to the lender on behalf of the apartment complex owner and passed through to the tenants in the form of lower rent. The interest reduction payment is equal to the amount of the difference between the monthly installment for principal, interest and mortgage insurance premium which the project owner is obligated to pay under the mortgage and the monthly payment for principal and interest the project owner would be obligated to pay if the mortgage were to bear interest at the rate of 1% per annum. HUD may terminate the interest subsidy payments in certain circumstances.

For each dwelling unit in the project, a "basic rent" is calculated, assuming a 1% interest rate on the mortgage loan. Each tenant is required to pay the higher of the basic rent for this unit or 30% of his adjusted income as computed pursuant to HUD regulations, but in no event may the actual rental payment of the tenant exceed the market rent for comparable units in that locality.

Tenant eligibility for projects receiving interest reduction payments under the HUD Section 236 Program is determined on the same basis as under the Section 8 Program. See "Section 8 Housing Assistance."

The level of subsidy established by the HUD Section 236 Program is ordinarily fixed in amount and generally is not increased to cover rising and often inflationary increases in housing development operating expenses, particularly utility costs. Such increased operating expenses can be paid only by the tenants through higher "basic rents." The possible consequences of higher project operating costs over the operational years of the project could be (i) rent levels that do not keep pace with escalating operating costs, thereby reducing or eliminating the cash flow from the housing development or placing the project in a deficit cash position, or (ii) increased

rent levels that cause tenants to pay higher portions of their monthly incomes for rent that may cause tenants to leave the housing development, leading to an increased vacancy rate among the development's units.

However, the National Housing Act provides that with respect to certain projects assisted under Section 236 and the Rent Supplement Program (described below), HUD must offer to amend contracts annually with owners of such projects to provide sufficient payments to cover 100% of the necessary rent increases and changes in the income of eligible tenants. Such projects may also receive "Project Based" Section 8 payments to supplement the tenants' rental payments.

So long as a mortgage loan insured or subsidized under the Section 236 Program is outstanding tenant eligibility restrictions must be observed. A profit-motivated project owner generally may not, without HUD consent, fully prepay a mortgage loan insured under Section 236 for at least the first 20 years of the loan. In 1990, Congress passed the Low-Income Housing Preservation and Resident Homeownership Act of 1990 ("LIHPRHA"), which provides incentives for maintaining a property as low income housing and restricts repayment of mortgage loans insured under the Section 236 program or the Section 221(d)(3) program (described below) even after expiration of the first 20 years of a loan. Under LIHPRHA, HUD can provide financing and subsidies, within certain established cost limits, to (1) induce owners to maintain ownership and the low-income restrictions pertaining to the project; or (2) permit a fair market sales price if the owner wishes to sell a project, either to the tenants, a non-profit buyer or to private entities, subject to the low-income tenancy restrictions. LIHPRHA prohibits an owner from prepaying its mortgage and selling a project without ongoing low-income tenancy restrictions, except under extremely limited circumstances. Moreover, if a project owner is receiving payments under the Rent Supplement Program (described below) or is a non-profit entity, the project owner may not, without HUD consent, fully prepay the loan at any time under any circumstances.

The Section 236 Program is no longer active; however, existing apartment complexes serving low and moderate income residents still have such subsidies and are subject to HUD regulations. Apartment complexes insured under the Section 236 or 221(d)(3) programs and receiving financing or subsidies pursuant to LIHPRHA may not be available for investment by the Trust in light of the provisions of LIHPRHA which give tenant and non-profit organizations a preferential right to purchase projects offered for sale under the program.

Section 221(d)(3) Market Rate Program

Many projects which receive Section 8 assistance as described above are financed with mortgages insured under Section 221(d)(3) of the National Housing Act. Section 221(d)(3) provides for federal insurance of private 40-year mortgage loans. A profit-motivated project owner generally may not, without HUD consent, fully prepay a mortgage loan insured under Section 221(d)(3) for at least the first 20 years of the loan, and a non-profit owner may not, without HUD consent, fully prepay the loan at any time. See also "Section 236 Program" above for a discussion of additional restrictions on repayment under LIHPRHA and the Rent Supplement Program. The mortgage note may also contain provisions restricting prepayment.

Section 221(d)(3) Below Market Interest Rate (BMIR) Program

Under Section 221(d)(3) of the National Housing Act, HUD formerly insured and subsidized 40-year mortgages with below market interest rates as low as 3%. The BMIR Program is no longer active; however, existing apartment complexes serving low and moderate income residents still have such subsidies and are subject to HUD occupancy requirements.

Section 221(d)(4) Program

Section 221(d)(4) of the National Housing Act provides for federal insurance of privately financed market rate construction and permanent mortgage loans for new or rehabilitated rental housing projects containing five or more housing units. This program does not have income limits for project tenants; however, a project insured under this program may include, as tenants, families receiving assistance under the Section 8 program. Mortgages in amounts up to 90% of the FHA-approved replacement cost of the project may be insured under this program. Rent levels and cash distribution to project owners are not regulated, except that Section 8 Program restrictions apply to a project receiving subsidies under that program.

Mortgages insured under Section 221(d)(4) may be prepaid in full at any time without HUD's consent. The mortgagee may insert and enforce an optional provision requiring that if the prepayments made in any calendar year exceed 15% of the original principal amount of the mortgage, the mortgagee will be allowed to collect a reasonable prepayment charge.

Rent Supplement Program

Section 101 of the Housing and Urban Development Act of 1965 provides for federal payments directly to the owners of certain rental housing properties which receive other forms of federal assistance, such as Section 236 interest reduction payments, to supplement the rent paid by tenants who otherwise would be unable to afford such dwelling units. The payments for each tenant are generally in such amounts as to enable the tenant to pay rent equal to 30% of adjusted family income. Most owners receiving rent supplement payments have converted their status to receive payments under the Section 8 Program.

Existing Multi-Family Rental Housing (Section 223(f))

Section 223(f) of the National Housing Act authorizes HUD to insure mortgage loans made to purchase or refinance existing multi-family projects which do not require substantial rehabilitation. The principal objectives of the program, which does not provide specific income restrictions for tenants, are to permit the recasting of mortgages in older, declining neighborhoods over a longer period of time or at a lower interest rate in order to enable owners to reduce carrying costs and to preserve an adequate supply of affordable rental housing. However, if an apartment complex were "substantially rehabilitated", as defined under the Code, using financing pursuant to this program, the rehabilitation expenses would be eligible for the Housing Tax Credit of 70% of qualified basis, generally available only for non-federally subsidized projects. See "Housing Tax Credits—General."

To be eligible for the program, a property must consist of five or more dwelling units and must have occupancy that produces rental income sufficient to pay operating expenses and annual debt service and to fund a reserve fund for replacements.

The maximum mortgage under Section 223(f) cannot exceed 85% of the lender's estimate of the value of the property, although HUD, in certain circumstances, can increase this amount to 90% if the property meets certain special eligibility requirements.

Unlike most HUD programs, which provide for mortgage loans of 40 years duration, the Section 223(f) Program generally provides for mortgage loans of not less than ten nor greater than 35 years' duration. An owner generally may not, without HUD consent, prepay a mortgage loan insured under Section 223(f) for the first five years, and in some cases the first 20 years, of the loan.

Housing Development Action Grant ("HODAG") Program

Pursuant to the Housing and Urban-Rural Recovery Act of 1983, HUD was authorized to award a "front end" grant from the federal government to a unit of local government, from which grant the unit of local government could make a grant or loan to provide financial assistance, including interest reductions, to entities which constructed or substantially rehabilitated apartment complexes. Although the HODAG program was repealed in 1990 pursuant to Section 289 of the Cranston-Gonzales National Affordable Housing Act, 238 apartment complexes, comprising approximately 23,000 units, were financed and are in existence.

The owner of the apartment complex that received HODAG funds is required to rent at least 20% of the units to tenants who meet the Section 8 eligibility test, i.e., the family income does not exceed 80% of the median income in the area.

During a 20 year period (which commences when the project is initially available for occupancy), owners may not convert units to condominium ownership or any form of cooperative ownership which would be ineligible for assistance under the HODAG Program.

HOME Program

The HOME Investment Partnership Act ("HOME") is authorized under Title II of the 1990 Cranston-Gonzalez National Affordable Housing Act. Certain changes to the program were made in the Housing and Community Development Act of 1992. HOME is a formula-based federal housing program intended to support a wide variety of state and local affordable housing programs, with an emphasis on rental housing programs.

HOME funds, which are allocated by HUD on a formula basis to participating state and local governments, can be used by such governments to expand the supply of affordable housing and increase the number of households which can be served by assisted housing programs. Funds can be used for acquisition, new construction, moderate or substantial rehabilitation activities or tenant-based rental assistance programs. However, unless the jurisdiction can demonstrate that rehabilitation is not the most cost effective manner to meet local needs and that its needs cannot be met through rehabilitation, the law provides a preference for rehabilitation programs.

State and local jurisdictions are statutorily required to meet matching requirements in order to qualify for HOME funding. These requirements are a 30% match for new construction and 25% for all other activities. However, HUD will reduce the matching requirement by 50% for jurisdictions that are in "fiscal distress" and by 100% for jurisdictions that are in "severe fiscal distress."

Participating jurisdictions are allowed to use funds for equity investments, interest-bearing or non-interest-bearing loans, advances, interest subsidies or other forms of assistance that HUD finds to be consistent with the purpose of law. Under the 1993 Act, effective for periods after the enactment date, a project financed with HOME funds is not treated as federally subsidized and may be eligible for the Housing Tax Credit of 70% of qualified basis if 40% or more of the aggregate residential rental units in the project are occupied by individuals with 50% or less of area median income. See "Housing Tax Credits—General."

The amount of funds that a participating jurisdiction may invest on a per-unit basis may not exceed the per-unit limits established by HUD under Section 221(d)(3) of the National Housing Act, except that these limits may be adjusted by up to 140% in high cost areas.

Specific apartment complexes which are assisted with HOME funds must be occupied by low-income families (those whose incomes do not exceed 80% of area median income), with the further condition that at least 20% of the dwelling units are occupied by very low-income families, i.e., those whose incomes do not exceed 50% of the area median income, adjusted for family size, and who pay rent equal to no more than 30% of their adjusted income or rent equal to 30% of a family having an income of 50% of area median income. Remaining units must be rented at amounts which do not exceed the lesser of (1) the existing fair market rent under the HUD Section 8 program or (2) an amount equal to 30% of the adjusted income of a family whose income is 65% of the area median income, adjusted for the number of bedrooms in the unit.

Tenants who occupy HOME-assisted housing, but whose incomes rise so that they no longer qualify as low-income, are required to pay as rent the lesser of 30% of the family's adjusted monthly income, as recertified annually, or "the amount payable by the tenant under State or local law." For rental housing with Housing Tax Credits and for units under local rent controls, when a tenant's income increases above 80% of the area median income, that tenant's rent will not have to be adjusted to 30% of the family's income.

HUD Regulatory Agreements

Every owner of a development financed by a HUD-insured mortgage is required to enter into a Regulatory Agreement with HUD (the "Regulatory Agreement"). Under the terms of a Regulatory Agreement, the owner agrees to establish and maintain a reserve for replacements. Subsequent disbursements from the replacement reserve are subject to HUD approval. In addition, rent increases are in some cases subject to HUD approval. Regulatory Agreements relating to various programs also limit the amount which can be distributed to an owner to sums remaining after payment of principal and interest due under the mortgage, mortgage insurance premiums, reserves required by the Regulatory Agreement and other operating expenses ("Surplus Cash").

Where rent subsidies are provided to tenants of a project, additional limitations are imposed on the ability of an owner to distribute Surplus Cash. Various criteria are applied to tenant incomes to determine eligibility. Thus, for a tenant to remain eligible for such subsidies, his or her income may not exceed established levels. It should be noted, however, that HUD does not guarantee occupancy. If units are available after giving priority to families of low- and moderate-income levels, the units may be rented to the public at market rates, and the applicable rent subsidies may not be used. Various restrictions apply regarding the use of such remaining subsidies, depending upon the program involved.

If a project is unable to generate sufficient funds to pay its operating expenses, HUD has the power to approve a deferment of any or all of the payments required under a mortgage or Regulatory Agreement for a specific period of time. However, HUD does not insure the profitability of a project, and there can be no assurance that HUD will allow any such deferments in the event a project cannot meet its operating expenses.

Transfer of Physical Assets

Whenever an owner of a project financed by a HUD-insured mortgage desires to sell or otherwise transfer ownership of a project, HUD approval must first be obtained. The package of documents required by HUD, before it will approve a transfer, is known as a Transfer of Physical Assets ("TPA") Application.

If all of the requirements are satisfied and the sale is determined to have no adverse impact upon the project or HUD's interest, preliminary approval will be granted by HUD. Upon receipt of preliminary approval, the transfer of ownership may be completed. HUD also permits a transfer in escrow under certain circumstances.

Community Development Block Grant

The Community Development Block Grant ("CDBG") program, authorized under Title I of the Housing and Community Development Act of 1974, as amended, distributes 70% of its available funds through annual "entitlement" grants to cities and urban counties. The remaining 30% is distributed to "small cities" either by states electing to administer their own programs or by HUD on a competitive basis. Grant recipients must give maximum feasible priority to CDBG activities which either benefit low- and moderate-income persons, aid in the elimination of slums and blight, or address urgent needs of the community. The terms and conditions of the grant or loan of CDBG funds from a grant recipient to a developer are negotiated between the grant recipient and the developer.

The use of a CDBG-financed loan by an apartment complex does not constitute a below market federal loan and the apartment complex may still qualify for the Housing Tax Credit of 70% of qualified basis. See "Housing Tax Credits—General."

Rental Rehabilitation Grant Program

The Rental Rehabilitation ("Rental Rehab") Grant Program, authorized under Section 17 of the U.S. Housing Act of 1937, as amended, provided grants on a formula basis to metropolitan cities, urban counties, states and qualifying consortia of geographically proximate local governments. The Program was repealed in 1990 pursuant to Section 289 of the Cranston-Gonzales National Affordable Housing Act, effective September 3, 1991. Although Fiscal Year 1991 was the last year in which funds were appropriated, local grantees are permitted two years to commit funds and three years to expend funds on specific projects. State grantees are allowed an additional year. HUD, on a case-by-case basis, may extend any time period for an additional year.

The funds (generally between $5000 and $8500 per unit, depending on the number of bedrooms) may be used for up to one-half the total eligible rehabilitation costs of a project. An average minimum rehabilitation of $600 per unit is required.

After rehabilitation, 100% of the units in the local program must be occupied by low-income families. HUD may reduce the low-income benefit standard to not less than 50%. In addition, preferences for Section 8 existing housing rental certificates and housing vouchers are granted to families in Rental Rehab projects who are required to move out of their units because of the physical rehabilitation activities or because of overcrowding and to low income families whose post rehabilitation rents would be greater than 30% of their adjusted income.

The grantee and project owner are required to execute an agreement whereby the owner agrees not to convert the units in a project rehabilitated with Rental Rehab funds to condominium ownership or cooperative ownership not eligible to receive such grants for at least 10 years.

Flexible Subsidy Program

HUD has established a Flexible Subsidy Program under which HUD makes loans to provide assistance to restore or maintain financial soundness, to improve management and to maintain the low- to moderate-income character of certain projects assisted under the National Housing Act that might otherwise be in financial or physical distress. Assistance payments under the Flexible Subsidy Program may be used to correct physical deficiencies, to reduce deficiencies in replacement reserve funds, and to fund project operating deficits. Although any project assisted under the HUD Section 236 program or certain other programs is eligible to receive loans under the Flexible Subsidy Program, the Housing and Community Development Act of 1992 changed the selection criteria to give a preference to HUD-insured projects. In addition, projects receiving incentives under LIHPRHA can now obtain only capital improvement loans, not operating assistance.

Farmers Home Administration Rural Renting Housing Program

Section 515 of the Housing Act of 1949 authorizes FmHA to provide direct below-market-rate mortgage loans for rural rental housing for terms of up to 50 years in amounts up to 97% of housing development costs. However, the Housing and Community Development Act of 1992 raised the equity contribution for projects receiving Housing Tax Credits from 3% to 5% of apartment complex costs as determined pursuant to FmHA regulations. Section 515 apartment complexes are only eligible for the 30% of present value Housing Tax Credit because they are the beneficiaries of a federal below-market-rate loan. See "Housing Tax Credits."

In addition, FmHA may provide a limited distribution owner with mortgage interest subsidies, the benefits of which the owner must pass on to eligible tenants in the form of lower rents. The subsidy amount is equal to the difference between the payment that would be required for principal and interest on a market interest rate mortgage and the amount that would be required on a mortgage

with a 1% interest rate for an apartment development not assisted under the Section 8 program, and a rate of 1% below the prevailing FmHA rate for a Section 8 assisted apartment development. An owner must give preference to families, senior citizens and handicapped persons whose income does not exceed levels established by FmHA.

FmHA regulations limit cash distributions to owners of apartment complexes which it finances with both mortgage loans and interest subsidies to a maximum annual return of 8% per annum, on a cumulative basis, on the equity contribution. FmHA also requires that monthly payments to a reserve account be made until the maximum amount of 10% of the total construction cost of the apartment complex has been set aside.

Rent increases required to meet increased operating expenses must be approved by FmHA. The management agent and the terms of the management agreement for each apartment complex must also be approved by FmHA.

FmHA approval is required if a project owner wishes to sell the development. With respect to apartment complexes funded before December 15, 1989, under most circumstances the project owner may only sell the apartment complex, at its fair market value, to a non-profit organization rather than prepay the loan. For all Section 515 loans approved after December 15, 1989, the project owner cannot prepay during the 50-year loan period, although under certain circumstances a project owner may be able to withdraw some equity after 20 years through a second FmHA mortgage loan. The general partners of a partnership owning an FmHA Apartment Complex may not withdraw therefrom or admit new partners without FmHA approval, and may not hold less than a 5% residual interest in the partnership. Thus, when a Local Partnership acquires a Property receiving benefits under FmHA Section 515, the Series invested in such Local Partnership cannot acquire an interest greater than 95% in operating profits, losses, cash distributions and allocations of tax credits unless the general partners receive at least a 5% interest in profit, losses and cash distributions on sale or refinancing transactions which is not subordinated to any priority return to the investor limited partner from such sale or refinancing transaction.

It should be noted that there are presently inconsistencies between the Housing Tax Credit provisions in the Code and Title V of the Housing Act of 1949 authorizing the Section 515 Program. For example, the Code places the maximum tenant rent at 30% of the "qualifying income." Present FmHA regulations require a tenant to pay 30% of "family income" as rent, an amount which in some cases can exceed 30% of the "qualifying income." Thus, Housing Tax Credits are currently only available for those units in apartment projects financed under the Section 515 Program with respect to which tenants meet the Housing Tax Credit qualifying income test.

Farmers Home Administration Rental Assistance Program

The FmHA rental assistance program, used in conjunction with the FmHA Section 515 program, provides an additional subsidy for rural families and elderly households whose incomes are too low to pay the FmHA mortgage interest credit subsidized rent from their own resources. Any low-income family, low-income senior citizen or handicapped person unable to pay the basic monthly rental rate for an eligible FmHA apartment with 30% of its/his adjusted monthly income is eligible for rental assistance. The basic monthly rental rate is determined, among other factors, on the basis of the FmHA loan to the housing development bearing interest at a rate of 1%. The rental subsidy under this program is the difference between the basic monthly rental rate and 30% of the tenant's adjusted income. The cost of utilities is included in the operation and maintenance expenses which in turn are included in the approved rent. When tenants pay utility bills directly a utility allowance is established by FmHA.

For a new construction or substantially rehabilitated housing development, FmHA and the project owner execute a 5-year to 20-year agreement, which may be extended for up to five years, in which FmHA commits payments on behalf of tenants in a designated number of the apartments, limited to 40% of the total number of units in a development. However, under most circumstances all the units for use solely by elderly or handicapped tenants may receive the rural assistance payments.

In addition, the Housing and Community Development Act of 1992 authorized a rural housing voucher-program, using a payment standard based on fair market rents to be established by FmHA. The assistance payment will be the difference between the payment standard and 30% of the tenant's adjusted income or the difference between the unit rent and 10% of gross income, whichever is less. The voucher program has not been funded to date.

State and Local Assistance Programs

A number of state and local governments have established programs in which a state or local housing agency makes direct mortgage loans to developers with or without FHA insurance to finance the construction of new or rehabilitated multi-family housing. Funds to finance such projects will often be obtained through the sale of tax-exempt notes and bonds permitted by the Code. The interest rate

obtainable under such notes and bonds is generally lower than that for non-tax-exempt mortgage loans. This can enable the rent schedule for the dwelling units in the projects to be lower than in comparable non-tax-exempt projects. The owner of the property agrees to rent a minimum percentage of units in the property to low and moderate income individuals and families. Under the Tax Reform Act of 1986, 20% of the units must be rented to households at 50% of area median income, or 40% of the units must be rented to households at 60% of median income (the same targeting for the Housing Tax Credit) and adjustment for family size is required. These low income requirements must be met for a minimum of 15 years. The amount of tax-exempt bond authority available to a state or local agency is subject to a strict state bond cap. Apartment complexes financed through tax-exempt financing are considered "federally assisted" and thus are only eligible for the Housing Tax Credit equal to 30% of qualified basis. See "Housing Tax Credits."

In addition, various state and local governments provide their own rental subsidy programs, front end grants, interest subsidies and/or exemptions from and reduction of real property taxes for certain properties.

Subsidy Layering

Section 102(d) of the Department of Housing and Urban Development Reform Act of 1989 (the "HUD Reform Act") provides that HUD must certify, in making housing program assistance available to an apartment complex, that such assistance is not more than is necessary to produce affordable housing in light of other forms of federal, state or local assistance. HUD established guidelines to implement these "subsidy layering" requirements.

The Housing and Community Development Act of 1992 directed HUD to issue additional guidelines so that state housing credit agencies could carry out HUD's responsibilities under Section 102(d) in implementing the subsidy layering requirements for projects receiving both Housing Tax Credits and assistance from HUD. The guidelines would require that the amount of equity capital contributed by investors be not less than the amount generally contributed by equity investors under current market conditions. Project costs, including developer fees, would also have to be within a reasonable range, taking into account project size, characteristics, location and risk factors, as determined by the housing credit agency. The HUD Reform Act allows HUD to review the work of housing credit agencies and revoke their review authority if they do not adhere to HUD's guidelines. As of this date, the guidelines have not been published and, as a result, state housing credit agencies are not yet implementing the subsidy layering requirements.

CONFLICTS OF INTEREST

The Manager and the Local General Partners are and will be engaged, directly or through their respective Affiliates, in various real estate activities, including the sale of interests in public and private real estate limited partnerships, trusts and other entities and arranging for the private purchase and sale of interests in real estate. For a description of the Manager and its Affiliates, see "Management of the Trust" and "Prior Performance Summary." As a result of these and other circumstances, those individuals who will be conducting the affairs of the Manager, and, derivatively, those of the Trust, and those who will be conducting the affairs of the Local General Partners will have various conflicts of interest.

Inconsistent Interests in the Trust

The Manager and certain of its Affiliates, by reason of their interests in, and receipt of fees from, the Trust and, in some cases, their ongoing business relationship with Local General Partners, have and will have conflicts of interest in connection with their performance of certain activities, including, particularly, negotiation and payment of the purchase price and interest thereon for the Local Partnership Interests, the withholding of payments of capital contributions by the Trust to the Local Partnerships, the exercise or non-exercise by a Local General Partner of its Repurchase Obligation and the removal of Local General Partners under certain circumstances.

The Manager does not contemplate (i) that the Local General Partners will be Affiliates of the Manager, see "Investment Objectives and Policies—Structure of Investments," or (ii) that the Trust will invest in Local Partnerships that are Affiliates of the Manager or in which an Affiliate of a Manager has an interest. Nonetheless, the Trust Agreement reserves the right of the Manager to cause a Series to invest in a Local Partnership sponsored by the Manager or its Affiliate, provided this is disclosed in a supplement to the Prospectus with respect to such Series. Also, if a Local General Partner defaults in its obligations to a Local Partnership, the Manager may, if it determines that such action would be in the best interest of the pertinent Series, replace the Local General Partner with the Manager or one of its Affiliates. Affiliates of the Manager may also serve as the managing agent of a Property in the discretion of the Local General Partner. In any such case, the Manager or its Affiliate may receive fees, expense reimbursement and an equity interest in the Local Partnership, and the conflicts referred to in the previous paragraph could be exacerbated.